SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


      Date of Report (date of earliest event reported):  December 10, 1998
                        Commission File Number:  0-17020


                          Larson Davis Incorporated
             (Exact Name of Registrant as Specified in its Charter)


                  Nevada                               87-0429944
     (State or other jurisdiction of                  (IRS Employer
      incorporation or organization)               Identification No.)


           1681 West 820 North
               Provo, Utah                                  84601
     (Address of Principal Executive Offices)            (Zip Code)


              Registrant's Telephone Number, Including Area Code:
                               (801) 375-0177



     (Former name, former address, and formal fiscal year, if changed since last report)



                             ITEM 5.  OTHER EVENTS

     Larson Davis Incorporated issued the following press releases on December 10, 1998.

LARSON DAVIS ANNOUNCES SALE OF ACOUSTICS BUSINESS FOR A MAXIMUM CONSIDERATION OF $8.5 MILLION

Provo, UT, December 10th, 1998 - LarsonoDavis Incorporated (NASDAQ symbol "LDII") announced the sale of its acoustics business to PCB Group, Inc ("PCB"), of Depew New York. Under the terms of the agreement PCB will pay $5 million in cash up front and a further $1.5 million by way of a note repayable in full within 1 year from the closing of the transaction. In addition, subject to the performance of the Company for the year ending 31st December 1999 the Company may receive up to an additional $2 million in consideration by way of an earn out payment.

The sale is conditional upon certain matters, including shareholder consent.
The Company intends to file a proxy solicitation statement with the SEC immediately for clearance and then mail such document to shareholders by the end of December. The Company plans to convene a shareholder meeting towards the end of January with the intent of closing the transaction as soon as is practical thereafter.

"We have worked hard to turn this business around from substantial losses in 1997 to a profitable situation currently. We believe, however, that the business now requires additional investment in new product development and in its distribution capability to be truly effective in the global market. The risks of such investment when balanced against the immediate short term value of the offer from PCB and other developments in the company, make the sale of the acoustics business attractive at this time." stated CEO Andrew Bebbington

"The addition of the LarsonoDavis acoustic products with the PCB vibration product line will position the two companies as a major competitor in the global sound and vibration markets. PCB plans to capitalize on the LarsonoDavis history and technical commitment to the acoustics market, while adding the well known PCB commitment to customer service and increased focus on sales and distribution" commented John Lally, Vice President PCB.

"The combination of LarsonoDavis' expertise in the acoustics market and the infrastructure and momentum that PCB brings to the table should ensure that 1999 is a successful year for both operations and give LarsonoDavis the opportunity to participate in the upside earn out potential outlined above." Added Jeffrey Cohen COO LarsonoDavis.

As part of the terms of the transaction Jeffrey Cohen will continue to manage the acoustics business under the strategic direction of PCB during the Earn Out period. In addition PCB has contracted with LarsonoDavis to provide manufacturing and support operation sufficient to support LarsonoDavis' Jaguar and Crosscheck operations.

PCB intends to maintain the existing acoustics operations in place in Provo and has agreed to hire all of the current acoustics employees upon closing.

This press release contains certain forward-looking statements that are based on information currently available to the Company and certain assumptions made by management. For a discussion of the contingencies and uncertainties to which the information concerning future events is subject, please refer to LarsonoDavis' report on Form 10-K for December 31, 1997, and other SEC reports.

LarsonoDavis Incorporated, headquartered in Provo, Utah, develops, manufactures, and markets, ultra-sensitive measuring instrumentation equipment and software for the chemical and acoustics markets. Its customers are major industrial companies.

LARSON DAVIS ENTERS INTO DISTRIBUTION AGREEMENT WITH JEOL

Provo, UT, December 10th, 1998 - LarsonoDavis Incorporated (NASDAQ symbol "LDII") announced the successful completion of negotiations with JEOL USA, Inc. to distribute its Jaguar Mass Spectrometer in North and South America. The term of the agreement is for an initial period of five years and provides JEOL with the exclusive right to sell this and subsequent MS products.

"It has been our goal to partner with a world class player in the analytical market since I joined the Company. LarsonoDavis will provide JEOL with state-of-the-art equipment and JEOL will give LarsonoDavis the marketing muscle it so badly needs" says CEO Andrew Bebbington. "This partnership cements the pure and applied research and engineering capability of LarsonoDavis with the market expertise and distribution strength of JEOL. We anticipate, in the future, designing new products following on from Jaguar to extend the portfolio of products offered by the partnership."

"JEOL was impressed with the technology developed by LarsonoDavis and we are delighted to add this to our portfolio of mass spectrometry products. We are excited by the opportunity this partnership presents and look forward to working with LarsonoDavis over the long term" said Mr. Santorelli Executive Vice President of JEOL USA Inc.

LarsonoDavis has now commenced its search for European and Asian distribution of its Jaguar product which will complement this arrangement with JEOL and augment revenues for the coming year.

"We have refined the product specification for the Jaguar with the input from JEOL and will be enhancing the already demanding specifications for the product as a result. We have some significant challenges ahead of us, but believe that with JEOL's distribution strength that the ultimate return on this investment will be well justified" added COO Jeffrey Cohen.

This press release contains certain forward-looking statements that are based on information currently available to the Company and certain assumptions made by management. For a discussion of the contingencies and uncertainties to which the information concerning future events is subject, please refer to LarsonoDavis' report on Form 10-K for December 31, 1997, and other SEC reports.

LarsonoDavis Incorporated, headquartered in Provo, Utah, develops, manufactures, and markets, ultra-sensitive measuring instrumentation equipment and software for the chemical and acoustics markets. Its customers are major industrial companies.


                                   SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  December 14, 1998                 LARSON DAVIS INCORPORATED


                                          By   /s/ Andrew C. Bebbington
                                            Andrew C. Bebbington, President
                                            (Chief Executive Officer and
                                            Principal Financial and
                                            Accounting Officer)